Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS FIRST QUARTER 2005 RESULTS

SEGMENT INCOME INCREASES 19% TO $111 MILLION

Philadelphia, PA – April 18, 2005.   Crown Holdings, Inc. (NYSE:CCK), today announced its financial results for the first quarter ended March 31, 2005.

Net sales in the first quarter rose to $1,703 million, up 4.9% over the $1,623 million in the first quarter of 2004. The Americas Division’s net sales increased 4.5% to $669 million, the European Division’s net sales increased 3.3% to $929 million and the Asia Division’s net sales increased 25.0% to $105 million.

Gross profit in the first quarter of 2005 increased 11.9% to $207 million over the $185 million in the 2004 first quarter. As a percentage of net sales, gross profit expanded to 12.2% in the first quarter compared to 11.4% in the first quarter last year. The improvement was primarily driven by increased efficiencies and productivity throughout the Company and stronger foreign currencies.

Segment income (defined by the Company as gross profit less selling and administrative expense and provision for restructuring) grew to $111 million in the first quarter, up 19.4% over the $93 million in the 2004 first quarter. Segment income as a percentage of net sales improved to 6.5% from 5.7% in the same period last year. A reconciliation of segment income from gross profit is provided as a note to the attached unaudited Consolidated Statements of Operations.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We are very pleased with the first quarter results, particularly in light of the substantial increases in raw material prices demanded by our suppliers. Our price initiatives have developed according to plan as these higher costs have been passed through and are expected to be reflected in increased revenues throughout the year. During the seasonally smaller first quarter, sales unit volumes were firm and we continued to improve productivity. As we move forward into 2005, we are well positioned to further leverage our worldwide manufacturing platform and industry leading research and development capability to continue improving margins and reduce debt.”

Interest expense in the first quarter was $94 million compared to $90 million in the first quarter of 2004. The increase reflects the impact of higher average interest rates partially offset by lower average debt outstanding.

During the quarter the Company recorded a net charge of $17 million, or $0.10 per diluted share, reflecting a $22 million net loss related to the remeasurement of foreign currency exposures in Europe, partially offset by a $5 million net gain on the sale of assets. In last year’s first quarter, the Company reported a net charge of $5 million, or $0.03 per diluted share, reflecting a $3 million net loss for the early extinguishment of debt and a $2 million net loss related to the remeasurement of foreign currency exposures in Europe.

The first quarter net loss narrowed to $10 million, or $0.06 per diluted share, compared to the net loss of $16 million, or $0.10 per diluted share, in the first quarter of 2004.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Debt and cash amounts were:

	March 31,	December 31,	March 31,
	2005	2004	2004

Total debt	$4,023	$3,872	$4,042
Cash	340	471	243

	$3,683	$3,401	$3,799

Receivables securitization	$105	$120	$100

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations, for planning and evaluating investment opportunities and of its ability to incur and service debt. Segment income and free cash flow are derived from the Company’s income and cash flow statements, respectively, and reconciliations to segment income and free cash flow can be found on the accompanying unaudited Consolidated Statements of Operations and condensed and unaudited Consolidated Statements of Cash Flows.

Conference Call
The Company will hold a conference call tomorrow, April 19, 2005 at 9:30 a.m. (EDT) to discuss this news release. Forward–looking and other material information may be discussed on the conference call. The dial–in numbers for the conference call are (210) 234-0001 or toll-free (888) 820-8951 and the access password is “packaging.” A live web cast of the call will be made available to the public on the Internet at the Company’s Web site, www.crowncork.com. A replay of the conference call will be available for a one–week period ending at midnight on April 26. The telephone numbers for the replay are (203) 369-1374 or toll free (866) 463-2176 and the access passcode is 1483.

Cautionary Note Regarding Forward–Looking Statements
Except for historical information, all other information in this press release consists of forward–looking statements. These forward–looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward–looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include the Company’s ability to increase revenues by passing through costs and to further improve margins and reduce debt. Other important factors are discussed under the caption “Forward–Looking Statements” in the Company’s Form 10–K Annual Report for the year ended December 31, 2004 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward–looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

*  *  *  end  *  *  *

For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (917) 881-5441.

Unaudited Consolidated Statements of Operations and Balance Sheets and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions, except share and per share data)
	Three months ended March 31,

	2005	2004

Net sales	$1,703	$1,623

Cost of products sold	1,399	1,335
Depreciation and amortization	72	77
Pension expense	25	26

Gross profit (1)	207	185

Selling and administrative expense	96	92
Gain on sale of assets	(5)
Loss from early extinguishments of debt		4
Interest expense	94	90
Interest income	(2)	(2)
Translation and exchange adjustments	30	4

Net loss before income taxes, minority interests and equity earnings	(6)	(3)

Provision for income taxes		8
Minority interests and equity earnings	(4)	(5)

Net loss	($10)	($16)

Loss per average common share:
Basic	($0.06)	($0.10)

Diluted	($0.06)	($0.10)

Weighted average common shares outstanding:
Basic	165,819,217	165,075,996
Diluted	171,863,163	167,193,105
Actual Common shares outstanding	166,424,152	165,114,274

Note:  Diluted earnings per share for 2005 and 2004 are the same as basic because common shares contingently issuable upon the exercise of stock options were either not material or were anti-dilutive, or the grant prices of the then outstanding options were above the average market price for the related periods.

(1)   The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources.
       Segment income is defined by the Company as gross profit less selling and administrative expense and provision for restructuring. A reconciliation from gross profit to segment income for the three months ended March 31 follows:

	2005	2004

Gross profit	$207	$185
Selling and administrative expense	96	92

Segment income	$111	$93

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2005	2004

Assets
Current assets
Cash and cash equivalents	$340	$243
Receivables, net	995	919
Inventories	1,059	954
Prepaid expenses and other current assets	89	137

Total current assets	2,483	2,253

Goodwill	2,533	2,450
Property, plant and equipment, net	1,905	2,057
Other non-current assets	1,158	1,127

Total	$8,079	$7,887

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$112	$76
Current maturities of long-term debt	27	118
Other current liabilities	1,880	1,813

Total current liabilities	2,019	2,007

Long-term debt, excluding current maturities	3,884	3,848
Other non-current liabilities and minority interests	1,948	1,865
Shareholders’ equity	228	167

Total	$8,079	$7,887

Consolidated Supplemental Financial Data (Unaudited)

	Three Months Ended March 31,

(in millions)
Net Sales	2005	2004

Americas	$669	$640
Europe	929	899
Asia-Pacific	105	84

	$1,703	$1,623

Segment Income
Americas	$42	$27
Europe	80	80
Asia-Pacific	14	12
Corporate	(25)	(26)

	$111	$93

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2005	2004

Cash flows from operating activities

Net loss	($10)	($16)
Depreciation and amortization	72	77
Other, net	(343)	(258)

Net cash used for operating activities (A)	(281)	(197)

Cash flows from investing activities
Capital expenditures	(36)	(38)
Proceeds from sales of property, plant and equipment		1
Other, net	(5)	(10)

Net cash used for investing activities	(41)	(47)

Cash flows from financing activities
Net change in debt	210	97
Other, net	(12)	(11)

Net cash provided by financing activities	198	86

Effect of exchange rate changes on cash and cash equivalents	(7)

Net change in cash and cash equivalents	(131)	(158)

Cash and cash equivalents at January 1	471	401

Cash and cash equivalents at March 31	$340	$243

(A)	Free cash flow is defined by the Company as net cash provided by operating activities less capital expenditures. A reconciliation from net cash provided by operating activities to free cash flow for the three months ended March 31 follows:

Three months ended March 31,	2005	2004
Net cash provided by operating activities	($281)	($197)
Capital expenditures	(36)	(38)

Free cash flow	($317)	($235)